UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2026
 NPK International Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-02960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9320 Lakeside Boulevard,	Suite 100
The Woodlands,	Texas	77381
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (281) 362-6800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPKI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 28, 2026, the Board of Directors (the “Board”) of NPK International Inc. (“the Company”) elected to increase the size of the Board from seven directors to eight directors effective July 28, 2026 and appointed Ms. Kristen J. Pederson to fill the resulting vacancy.
Ms. Pederson, age 62, has more than 30 years of corporate strategy, financial and corporate governance experience. Ms. Pederson served as a partner at Ernst & Young LLP (“EY”) from November 2014 until her retirement in December 2024, most recently leading EY’s Center for Board Matters, the firm’s corporate governance and board advisory practice, and previously serving as the leader of EY’s Americas Strategy Consulting practice. Earlier in her career, Ms. Pederson served as a Vice President at International Business Machines Corporation, where she led global strategic and technology transformation practices, and as a partner at PricewaterhouseCoopers, where she led various strategy consulting practices. Ms. Pederson has served as a director of SOBR Safe, Inc. (Nasdaq: SOBR) since May 2025, where she serves as chair of the nominating and corporate governance committee, and as a director of Eagle Bancorp, Inc. (Nasdaq: EGBN) and its subsidiary, EagleBank, since September 2025, where she serves as a member of the governance and nominating committee and the compensation committee. Ms. Pederson also serves as chair of the audit committee of the NFL Alumni Association, as a member of the board of the Colorado chapter of the National Association of Corporate Directors (“NACD”), and as a member of the NASDAQ Governance Council. She is an NACD certified director. Ms. Pederson earned a Master of Business Administration from Harvard Business School and a Bachelor of Arts from the University of California, Los Angeles. Concurrently with her appointment to the Board, Ms. Pederson has been appointed to the Audit, Compensation and Nominating and Corporate Governance Committees of the Board. The Board has affirmatively determined that Ms. Pedersen is “independent” as that term is defined by The New York Stock Exchange listing standards and the standards set forth in the Company’s Corporate Governance Guidelines. Ms. Pederson does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Pederson and any other person pursuant to which she was selected as a director. Ms. Pederson will receive a pro-rated annual cash retainer consistent with that provided to other non-employee directors and a pro-rated annual equity retainer in the form of restricted shares granted under the NPK International Inc. Amended and Restated 2014 Non-Employee Directors’ Restricted Stock Plan.
In connection with her appointment as a member of the Board effective July 28, 2026, Ms. Pederson entered into an Indemnification Agreement with the Company in form substantially consistent with the Form of Indemnification Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on July 25, 2014. Such Indemnification Agreement requires the Company to indemnify the director to the fullest extent permitted by law against liability that may arise by reason of their service as a Board member, and to advance certain expenses incurred as a result of any proceeding as to which they could be indemnified.
A copy of the press release announcing the appointment of Ms. Pederson to the Board is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by NPK International Inc. on July 28, 2026
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NPK International Inc.
(Registrant)

Date:	July 28, 2026	By:	/s/ M. Celeste Frugé
M. Celeste Frugé
Vice President, General Counsel, Chief Compliance Officer
and Corporate Secretary